Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-8 of Ellie Mae, Inc. of our reports dated July 15, 2011 and November 3, 2010, relating to our audit of the financial statements of Del Mar DataTrac, Inc. as of and for the two years then ended December 31, 2010 and 2009, which are included in the Current Report on Form 8-K/A filed by Ellie Mae, Inc. on October 28, 2011.

/s/ SingerLewak LLP

Irvine, CA

February 1, 2012